UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2021 (December 1, 2021)

WAVE SYNC CORP.

 (Exact name of registrant as specified in its charter)

Delaware	001-34113	74-2559866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 West 44th Street, Suite 1001, New York, NY 10036
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (852) 98047102

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 18, 2021, Wave Sync Corp. (the “Company”) entered into a Share Purchase/Exchange Agreement (the “Share Exchange Agreement”) with Center Florence Holding LLC (the “Parent”) and Center Florence, Inc. (the “Target”), a wholly-owned subsidiary of the Parent. In accordance with the Share Exchange Agreement, on December 1, 2021, the Parent sold and transferred one hundred percent (100%) of its shares in Target to the Company in exchange for four million six hundred thousand (4,600,000) shares (the “Exchange Shares”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share, at an agreed price of $4.00 per share of the Common Stock for a total valuation of $18,400,000 of the Target.

In connection with the acquisition of the Target pursuant to the Share Exchange Agreement, the Company is entering into commercial and industrial real estate business through its newly acquired subsidiary Target Company, which owns three operating entities: (i) Florence Development LLC (in the business of purchasing, holding, salvaging, renovating, leasing and/or mortgaging real property and related improvements located in Florence, South Carolina); (ii) Royal Park LLC (dba The Country Club of South Carolina, operating as a golf club in Florence, South Carolina), and (iii) St. Louis Center, LLC (operating a recreational sports facility located in Affton, Missouri). Pursuant to the Share Exchange Agreement, the Parent shall not offer, sell, pledge or otherwise dispose of any of the Exchange Shares until one-year anniversary from November 18, 2021. The parties to this Agreement closed the transaction contemplated therein (the “Transaction”) on December 1, 2021.

As a result of the Transaction, we have added, through the Target, the business line of operating and managing commercial and industrial real estates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 3, 2021	WAVE SYNC CORP.

	By:	/s/ Jiang Hui
	Name:	Jiang Hui
	Title:	Chief Executive Officer

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